Exhibit 10.2

INDEPENDENT CONTRACTOR SERVICES AGREEMENT

THIS CONSULTING AGREEMENT (the “Consulting Agreement”) is made by Presbia PLC, an Irish public limited company, together with its affiliates (the “Company”) and Vladimir Feingold (“Consultant”) as of January 13, 2017 (the “Effective Date”). In consideration of the mutual obligations specified in this Consulting Agreement and the Monthly Fee set forth on Exhibit A, to be paid as compensation to Consultant for his services, the receipt and sufficiency of which is hereby acknowledged, and as good and valuable consideration for the terms and conditions of the Separation and General Release Agreement between Consultant and PresbiBio, LLC, the parties agree to the following:

1. Work, Payment and Equity Interests. Consultant agrees to use his reasonable best efforts and act in all cases in the best interest of the Company to perform the services for the Company set forth on the Statement of Work attached hereto as Exhibit B and any subsequent Statements of Work mutually agreed to by the Company and the Consultant (the “Services”). Consultant shall receive the Monthly Fee set forth in the Statement of Work for the Services, following the presentation of an invoice at the end of each calendar month in accordance with Company’s policies for independent contractors as are in effect from time to time. Consultant may not assign his obligation to perform the Services without the Company’s prior written consent; provided however that Consultant may assign this agreement to a loan-out company with Company’s consent, not to be unreasonably withheld, provided that Consultant continues to provide the Services and be responsible for all of Consultant’s obligations hereunder. Until the end of the Initial Term and any renewal Terms, all Restricted Share Units granted to Consultant on April 28, 2016 and all Stock Options granted to Consultant on January 28, 2015 shall continue to vest in accordance with their respective agreements and the Company’s Incentive Plan.

2. Term. This Consulting Agreement shall commence on the Effective Date and shall continue through December 31, 2017 (the “Initial Term”). Thereafter, unless or until terminated as provided in Section 6, the term of this Consulting Agreement shall automatically renew for another 12 month term.

3. Confidentiality. While performing the Services, Consultant may develop or acquire knowledge in his work or from directors, officers, employees, agents or Contractors of the Company or otherwise of Confidential Information relating to the Company, its business, potential business or that of its customers, clients, and suppliers. “Confidential Information” includes all trade secrets, know-how, show-how, theories, technical, operating, financial, and other business information, whether or not reduced to writing or other medium and whether or not marked or labeled confidential, proprietary or the like, specifically including, but not limited to, information regarding actual or prospective customer lists, source codes, software programs, computer systems, algorithms, formulae, concepts, creations, costs, plans, materials, enhancements, research, specifications, works of authorship, techniques, documentation, models and systems, sales and pricing techniques, designs, inventions, discoveries, products, improvements, modifications, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, customer, client, and supplier lists and information, product development and project procedures. Confidential Information does not include (a) general skills, experience, or information that is generally available to the public, other than information that has become generally available as a result of Consultant’s direct or indirect act or omission; (b) information that is required to be disclosed pursuant to any applicable law, regulation, judicial or administrative order or decree, or request by any other regulatory organization having authority pursuant to law; provided, however, that Consultant shall have first given prompt written notice to Company to afford it a reasonable opportunity to obtain a protective order requiring that the Confidential Information not be disclosed and, in the event such protective order is not obtained, Consultant shall disclose only that portion of the Confidential Information that Consultant is legally obligated to disclose; (c) was in the possession of Consultant at the time the information was disclosed to Consultant; (d) was lawfully received by Consultant from a third party without any breach by any person of a duty of confidentiality or fiduciary duty; or (e) was developed independently by

Consultant without reference to the Confidential Information and not at the direction of the Company and/or an affiliate, employee, director, partner, manager or customer of the Company; provided that nothing contained herein shall be deemed to limit or diminish any of the Company’s rights or any of Consultant’s obligations under the Covenants Agreement (as defined below). Consultant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if Consultant makes such disclosure in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or such disclosure was made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. With respect to Confidential Information of the Company and its clients, customers, and suppliers:

(a) Consultant will use Confidential Information only in the performance of the Services for Company. Consultant will not use Confidential Information at any time for his/her own personal benefit, for the benefit of any other individual or entity, or in any manner adverse to the interests of the Company or its clients, customers, or suppliers;

(b) Consultant will not disclose Confidential Information at any time (during or after Consultant’s engagement by Company) except to authorized Company personnel, unless Company consents in advance in writing or unless the Confidential Information indisputably becomes of public knowledge or enters the public domain (other than through Consultant’s direct or indirect act or omission);

(c) Consultant will safeguard the Confidential Information by all reasonable steps and abide by all policies and procedures of Company in effect from time to time regarding storage, copying, destruction, and handling of documents;

(d) Consultant acknowledges that Company may be required to sign non-disclosure or confidentiality agreements with clients, customers, or suppliers, prospective clients, customers, or suppliers, and other third parties in which the Company agrees that its employees and agents will not disclose Confidential Information of such clients, customers, or suppliers, prospective clients, customers, or suppliers, or other third parties. By executing this Consulting Agreement, Consultant acknowledges and agrees that the Company may rely, and will rely, on this Consulting Agreement for purposes of entering into such other agreements. Further, Consultant will execute and abide by all confidentiality agreements reasonably requested by the Company’s clients, customers, or suppliers, prospective clients, customers, or suppliers, and other third parties; and

(e) Consultant will return all materials containing and/or relating to Confidential Information, together with all other property of the Company and its clients, customers, and suppliers to Company when Consultant’s consulting relationship with Company terminates or otherwise at any other time upon demand and, at that time Consultant will certify to Company, in writing, that Consultant has complied with this Consulting Agreement. Consultant will not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, databases, diskettes, or other documents or electronically stored information of any kind relating in any way to the business, potential business or affairs of the Company and its clients, customers, and suppliers.

This Section 3 shall survive the termination of this Consulting Agreement for any reason, including the expiration of the Term. The obligations in this Section 3 are in addition to, and not instead of, any obligations that Consultant has under the Employee Non-Disclosure and Invention Assignment Agreement he previously signed during his employment with the Company (referred to herein as the “Covenants Agreement”), the terms and conditions of which are hereby ratified and confirmed.

4. Ownership of Work Product.

(a) Definitions.

(i)	“Intellectual Property Rights” means any and all intellectual property rights throughout the world, including, without limitation, any and all patents, patent applications, copyrights, copyright applications, moral rights, trademarks, trade secret rights, rights to know-how, inventions and algorithms, and any and all similar or equivalent rights.

(ii)	“Work Product” means all deliverables, materials, works in progress, drawings, photographs, and other works of authorship (whether or not fixed in a tangible medium of expression); any invention (whether or not patentable) and all related know-how, designs, mask works, formulae, processes, manufacturing techniques, trade secrets, and ideas; trademarks, service marks, and logos; software (in both object and source code); and all other copyrightable or patentable works conceived, developed, reduced to practice, made, or created (or caused to be conceived, developed, reduced to practice, made, or created) by Consultant (solely or jointly with others) as part of or in connection with the providing of the Services to Company under this Agreement, but excluding all Consultant Materials (as defined below).

(b) All information and materials, including computer software, provided to Company by Consultant or otherwise used by Consultant in connection with the Services, that Consultant developed or acquired prior to or independently of this Agreement (the “Consultant Materials”) are and shall remain the property of Consultant or its licensors, which shall retain all Intellectual Property Rights therein. Consultant shall not incorporate any Consultant Materials into the Work Product without the prior, written consent of Company in each instance. To the extent Company approves such incorporation, Consultant hereby grants to Company a nonexclusive, irrevocable, world-wide, perpetual, fully paid-up, and royalty-free license to use, reproduce, distribute, create derivative works of, publicly perform, publicly display, modify, maintain, support, and otherwise exploit such Consultant Materials without restriction. For the avoidance of doubt, any information, work product, or other materials created by Consultant under the Covenants Agreement shall be governed by the Covenants Agreement and shall not constitute Consultant Materials hereunder.

(c) The Parties agree that all Work Product, all Intellectual Property Rights in and thereto, and derivative works created therefrom shall be the sole and exclusive property of Company. Consultant hereby irrevocably assigns and agrees to assign in the future to Company all right, title, and interest and any and all Intellectual Property Rights in and to the Work Product. Consultant acknowledges and agrees that all aspects of the Work Product that are protectable by copyright shall be deemed “works made for hire,” as that term is defined in the United States Copyright Act (17 USCA, Section 101). Consultant agrees not to challenge the validity of Company’s ownership of the Work Product and hereby waives any and all claims and rights of any nature whatsoever (including any moral rights) that Consultant may now or hereafter have with respect to the Work Product. In the event that Consultant has any Intellectual Property Rights in the Work Product that cannot be assigned or waived, then Consultant hereby unconditionally and irrevocably grants to Company an exclusive, worldwide, irrevocable, fully-paid, royalty-free, perpetual license (with the right to sublicense through multiple tiers) to use, reproduce, distribute, create derivative works of, publicly perform, and publicly display such Work Product in any medium or format, whether now known or later developed. Consultant shall not use the Work Product for any purpose other than the performance of its obligations under this Agreement except to the extent that the Parties may otherwise expressly agree in writing.

(d) Consultant shall make full and appropriate written disclosure to Company (or any person designated by Company) about any portion of the Work Product that would constitute an invention promptly after any such invention is conceived, developed, reduced to practice, made, or created and promptly after any request therefor by Company. Consultant hereby agrees to execute (and deliver to Company) such further documents and instruments (including without limitation an Assignment of Intellectual Property in the form provided by Company to Consultant) and to take such further actions that Company reasonably deems necessary or desirable in order to effect the assignment to Company of all of Consultant’s right, title, and interest in and to the Work Product, promptly after any request therefor by Company, at Company’s sole expense.

(e) No employee, consultant, or contractor of Consultant shall participate in the providing of the Services or any development work under this Agreement unless such employee, consultant, or contractor has first entered into an appropriate written agreement with Consultant that covers the assignment to Consultant all of the Intellectual Property Rights in and to such Services and/or development work. Consultant shall deliver to Company copies of such signed agreements promptly after any request therefor by Company.

(f) The obligations under this Section 4 are in addition to, and not instead of, those to which Consultant already is bound under the Covenants Agreement with respect to the ownership of work product.

5. No Conflicts. Consultant will refrain from any activity, and will not enter into any agreement or make any commitment that is inconsistent or incompatible with Consultant’s obligations under this Consulting Agreement, including Consultant’s ability to perform the Services. Consultant represents and warrants that Consultant is not subject to any contract or duty that would be breached by Consultant’s entering into or performing Consultant’s obligations under this Consulting Agreement or that is otherwise inconsistent with this Consulting Agreement. Consultant will not disclose to Company, will not bring into Company’s facilities, and will not induce Company to use any confidential or proprietary Confidential Information of any third party. Consultant will indemnify and hold harmless Company and its affiliates, employees, and agents from and against any and all liabilities, losses, damages, costs, and other expenses (including attorneys’ and expert witnesses’ costs and fees) arising from or relating to any breach of any representation, warranty, covenant, or obligation of Consultant in this Consulting Agreement or any intentional misconduct or negligence by Contactor in performing the Services.

6. Termination.

(a) This Consulting Agreement is terminable by Company or Consultant upon sixty (60) or thirty (30) days, respectively, with prior written notice (including by electronic mail) to the other party in accordance with the provisions set forth in Section 11 below.

(b) (A) If Company terminates this Consulting Agreement during the Initial Term without Cause (as hereinafter defined), and contingent upon the Consultant signing the Company’s usual and customary form of general release agreement and reasonably cooperating in the transition of the Services, the Company shall be required to pay Consultant the balance of any fees due through the conclusion of the Initial Term in equal monthly installments. The Company shall have no obligation to pay any fee to Consultant other than the pro-rated amount of any Monthly Fee for the Services rendered through the date of termination if Company were to terminate this Consulting Agreement either (i) for Cause during the Initial Term or (ii) with or without Cause at any time after the Initial Term. For purposes of this Section 6(b), “Cause” means that (x) Consultant has breached his obligations under the Separation and General Release Agreement, this Consulting Agreement, or the Covenants Agreement, or (y) Consultant has engaged in fraud, gross negligence or willful misconduct in the performance of the Services.

(B) No termination for Cause under subsection 6(b) above shall be effective unless the Company has given Consultant written notice of the intention to terminate this Consulting Agreement for Cause stating the grounds for such purported termination. If such breach is capable of being cured, the Consultant shall then have fifteen (15) business days to respond and attempt to cure the purported breach.

(c) If Consultant were to terminate this Consulting Agreement during the Initial Term or any time thereafter (a “Resignation Event”), the Company shall have no obligation to pay any Fee to Consultant beyond the pro-rated amount of any Monthly Fee for the Services rendered through the date of the Consultant’s resignation. If there is a Resignation Event, Consultant also agrees that he shall offer his resignation from the Company’s board of directors at the same time.

7. Independent Contractor. Consultant is an independent contractor, is not an agent or employee of Company and is not authorized to act on behalf of Company except as expressly authorized by the Company’s Chief Executive Officer (“CEO”). Consultant shall report to and take sole direction from the CEO. Company shall carry no workers’ compensation insurance or any health or accident insurance to cover Consultant. Company shall not pay any contributions to Social Security, unemployment insurance, federal, or state withholding taxes, or provide any other contributions or benefits that might be expected in an employer-employee relationship and Consultant expressly waives any right to such participation or coverage.

8. General. The parties’ rights and obligations under this Consulting Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns. This Consulting Agreement and its Exhibits attached hereto and hereby incorporated herein constitute the parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings and agreements relating to its subject matter. This Consulting Agreement may not be waived, modified, amended or assigned unless mutually agreed upon in writing by both parties. In the event any provision of this Consulting Agreement is found to be legally unenforceable, such unenforceability shall not prevent enforcement of any other provision of the Consulting Agreement.

9. Expenses. Consultant shall be responsible for all expenses incurred in the performance of the Services with the exception of any specific expenses that Company pre-approves in writing. Company agrees that Consultant will be permitted to travel in business class or higher (if business class is not available), provided Consultant agrees to obtain advance written approval from the Company before engaging in business travel on the Company’s behalf.

10. Enforcement; Indemnification.

(a) Consultant understands and agrees that if he breaches this Consulting Agreement, the Company would suffer irreparable harm and damages would be an inadequate remedy. Accordingly, Consultant acknowledges that, in the event of any breach or threatened breach by him of any of the provisions of this Consulting Agreement, Company shall be entitled to temporary, preliminary and permanent injunctive or other equitable relief in any court of competent jurisdiction without being obligated to post a bond or other collateral and to an equitable accounting of all earnings, profits and other benefits proven in such court of competent jurisdiction to arise from such violation, which rights shall be cumulative and in addition to rather than instead of any other rights or remedies to which the Company may be entitled at law or in equity. In addition to and not instead of those rights, Consultant further covenants that he shall be responsible for payment of the fees and expenses of the Company’s attorneys and experts, as well as the Company’s court costs, pertaining to any suit, arbitration, mediation, action or other proceeding, including the costs of any investigation related thereto, arising out of his violation of any of the provisions of this Consulting Agreement if a court of competent jurisdiction determines that Consultant has breached this Consulting Agreement.

(b) The Obligations of (i) the Company under the Deed of Indemnification dated as of January 14, 2015 by and between the Company and the Consultant, and (ii) Presbia USA, Inc. under the Indemnity Agreement dated as of March 20, 2014 by and between Presbia USA, Inc. and the Consultant, previously entered into during the Consultant’s employment with the Company, are hereby ratified and confirmed and incorporated herein by reference.

11. Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile or email (provided, confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Presbia PLC
8845 Irvine Center Drive, Suite 100
Irvine, California 92618
Telephone:	949.502.7011
Facsimile:

E-Mail:	todd@presbia.com
Attention:	Mr. Todd Cooper
Chief Executive Officer

With a copy (for informational purposes only) to:

Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, New York 10020
Telephone:	(646) 414-6837
Facsimile:	(973) 597-2475
E-Mail:	dgoret@lowenstein.com
Attention:	David L. Goret, Esq.

If to the Consultant:

Vladimir Feingold
23016 Lake Forest Drive
Unit D-415
Laguna Hills, California 92653
Telephone:
E-Mail:	Vlad7557@gmail.com

With a copy (for informational purposes only) to:

Davidoff Hutcher & Citron LLP
605 Third Avenue
New York, New York 10158
Telephone:	(212) 557-7200
Facsimile:	(212) 286-1884
E-Mail:	ehl@dhclegal.com
Attention:	Elliot H. Lutzker, Esq.

12. Arbitration.

Any dispute between the parties arising out of this Consulting Agreement, including, but not limited, to any dispute regarding any aspect of this Agreement, its formation, validity, interpretation, effect, performance or breach, or the Consultant’s Services (“Arbitrable Dispute”) shall be submitted to arbitration in the City of Irvine, Orange County, California, pursuant to the Rules of the American Arbitration Association, before a single experienced arbitrator who is either licensed to practice law in California, or is a retired judge having practiced law in California. The arbitrator’s decision and/or award will be fully enforceable and subject to entry of judgment by any court of competent jurisdiction.

13. Miscellaneous.

(a) This Consulting Agreement, together with the Covenants Agreement, the Deed of Indemnification Agreement and the Indemnity Agreement, each of which that the Consultant previously signed during his employment with the Company as well as the Separation and General Release Agreement that Consultant signed upon his separation of employment from the Company, contain the entire agreement and understanding between Consultant and the Company concerning the subject matter hereof and supersedes any and all prior agreements or understandings (both written and oral) between Consultant and the Company concerning the subject matter of this Consulting Agreement. This Consulting Agreement may only be modified by a written document signed by you and an authorized officer of the Company.

(b) This Consulting Agreement shall inure to the benefit of and shall be binding upon Company and its successors and assigns. This Agreement also shall inure to the benefit of, and be binding upon, Consultant and his heirs, executors, administrators, beneficiaries, personal representatives and assigns. This Consulting Agreement is personal to Consultant and neither party may assign or delegate its rights or duties under this Consulting Agreement, and any such assignment or delegation will be null and void.

(c) The provisions of this Consulting Agreement are severable. If any provision in this Consulting Agreement is held to be invalid, illegal or unenforceable, the remaining provisions will remain in full force and effect and the invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal and enforceable to the maximum extent permitted by law.

(d) The Company and Consultant shall each bear their own costs, fees (including, without limitation, attorney’s fees) and expenses in connection with the negotiation, preparation and execution of this Consulting Agreement.

(e) The failure of the Company to seek enforcement of any provision of this Consulting Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future.

(f) This Consulting Agreement will be governed and interpreted under the laws of the State of California, without giving effect to choice of law principles.

(g) Given the full and fair opportunity provided to each of party to consult with their respective counsel regarding terms of this Consulting Agreement, ambiguities shall not be construed against either party by virtue of such party having drafted the subject provision.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first set forth above.

COMPANY		CONSULTANT

By	/s/ Todd Cooper	/s/ Vladimir Feingold
	Title: President and CEO	Vladimir Feingold

EXHIBIT A

FEES

Consultant shall receive a monthly fee of $35,000.00 (the “Monthly Fee”) for Services rendered, with the prorated payment Monthly Fee for the first month and the Monthly Fee for the last month to be paid upon execution of this Agreement, after which Monthly Fees will be paid in ten (10) additional installments, upon presentation of an invoice at the end of each calendar month by Consultant to Company with a description of the services rendered

Company will issue a Form 1099 to Consultant for all fees received, and Consultant shall have full responsibility for any federal, state or local taxes due to any taxing authority.

EXHIBIT B

STATEMENT OF WORK

This Statement of Work is incorporated into the Independent Contractor Services Agreement dated as of January 1, 2017 by and between Company and the Consultant (as defined in such Independent Contractor Services Agreement) (for the purposes of this Statement of Work, the “Consulting Agreement”). This Statement of Work describes Services to be performed and provided by Consultant pursuant to the Consulting Agreement. If any item in this Statement of Work is inconsistent with the Consulting Agreement prior to such incorporation, the terms of this Statement of Work will control, but only with respect to the Services to be performed under this Statement of Work. All capitalized terms used and not expressly defined in this Statement of Work will have the meanings given to them in the Consulting Agreement.

The Consultant’s engagement, and all services to be provided hereunder, will be subject to the oversight of the Company’s Chief Executive Officer or his designee. Subject to such oversight and ongoing consultation with the Company, the Consultant will:

•	assist and advise in the direction of the Company’s Manufacturing and R&D functions;

•	assist and advise in the activities related to the planned FDA approval of the Presbia Microlens including R&D, Manufacturing, Regulatory and Clinical Affairs;

•	assist and advise on research, development, operations, manufacturing, clinical and other Company projects.

•	support the development of the Company’s Intellectual Property Rights (as defined in the Consulting Agreement);

•	support physician relations and training; and

•	assist and advise with the transition of the Company’s new Vice President of Clinical Affairs.

The Consultant will provide the Services from his home or from an office of his choice as the Consultant will determine. However, to the extent the Company reasonably requests that certain of the Services should be provided at the Company’s premises, the Company will provide a visitor’s office at the Company’s premises for such purpose.